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Allied Capital Corporation II and Subsidiaries
Exhibit 11  Computation of Earnings Per Common Share
Form 10-Q
September 30, 1995

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
                                                            For the Three Months Ended      For the Nine Months Ended
                                                                  September 30,                   September 30,
                                                           ----------------------------    ----------------------------
                                                               1995            1994            1995            1994
                                                           ------------    ------------    ------------    ------------
Primary Earnings Per Share:

     Net Increase in Net Assets Resulting
        from Operations                                    $  6,211,000    $  1,308,000    $ 14,802,000    $  5,405,000
                                                           ============    ============    ============    ============

     Weighted average number of
        shares outstanding                                    6,940,437       6,938,191       6,938,948       6,938,191

     Weighted average number of
        shares issuable on exercise
        of outstanding stock options                             37,369           4,247          20,564           1,188
                                                           ------------    ------------    ------------    ------------
     Weighted average number of shares and
        share equivalents outstanding                         6,977,806       6,942,438       6,959,512       6,939,379
                                                           ============    ============    ============    ============

     Earnings per Share                                          $ 0.89          $ 0.19          $ 2.13          $ 0.78
                                                           ============    ============    ============    ============


Fully Diluted Earnings Per Share:

     Net Increase in Net Assets Resulting
        from Operations                                    $  6,211,000    $  1,308,000    $ 14,802,000    $  5,405,000
                                                           ============    ============    ============    ============
     Weighted average number of
        shares and share equivalents
        outstanding as computed for
        primary earnings per share                            6,977,806       6,942,438       6,959,512       6,939,379

     Weighted average of additional
        shares issuable on exercise
        of outstanding stock options                                210              --          14,270              --
                                                           ------------    ------------    ------------    ------------
     Weighted average of shares and
        share equivalents outstanding, as adjusted            6,978,016       6,942,438       6,973,782       6,939,379
                                                           ============    ============    ============    ============

     Earnings per Share                                          $ 0.89          $ 0.19          $ 2.12          $ 0.78
                                                           ============    ============    ============    ============
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